Exhibit 10.2

BORGWARNER INC.
2018 STOCK INCENTIVE PLAN

Stock Units Award Agreement – Non-U.S. Employees

BorgWarner, Inc., a Delaware corporation (the “Company), hereby awards to the Employee indicated below a Restricted Stock Award (the “Award”) under the BorgWarner Inc. 2018 Stock Incentive Plan (the “Plan”), as specified below, effective as of the Grant Date, according to the terms and conditions of this Restricted Stock Agreement (this “Agreement”) and the Plan. All capitalized terms shall have the meanings ascribed to them in the Plan, unless specifically set forth otherwise herein. The parties hereto agree as follows:

Grant Information:
Employee Name:
Grant Date:     February 17, 2019
Number of Stock Units Awarded: [####] Stock Units. Each Stock Unit represents a contingent right to receive one Share (or a cash payment equivalent to the value of one Share) upon satisfaction of the conditions in this Agreement and the Plan.

Terms and Conditions:

1.
Vesting of Stock Units. Subject to the terms and conditions of this Agreement and to the provisions of the Plan, the Stock Units shall vest in accordance with the following schedule, provided that the Employee remains continuously employed or in the service of the Company or an Affiliate through the applicable vesting date:

Vesting Date                Vested Percentage

February 28, 2021            50% of the Awarded Stock Units

February 28, 2022            100% of the Awarded Stock Units

Notwithstanding the foregoing, if the application of the above vesting schedule would result in the vesting of a fractional Stock Unit, then the number of Stock Units that vest on such date shall be rounded down to the nearest whole number.

2.	Tracking and Settlement of Award.

(a)
Bookkeeping Account. On the Grant Date, the Company shall credit the Employee’s Stock Units to a Stock Units account established and maintained for the Employee on the books of the Company. The account shall constitute the record of the Stock Units awarded to the Employee under this Agreement, is solely for accounting purposes, and shall not require a segregation of any Company assets.

(b)
Issuance of Shares or Cash Payment. The Company shall deliver Shares to the Employee in settlement of the Stock Units awarded by this Agreement equal to the number of the Employee's vested Stock Units (including any additional Stock Units acquired as a result of dividend equivalents that have vested). Payment shall be made to the Employee as soon as practicable on or after the specified vesting date, but in no event no later than December 31 of the year in which the vesting date occurs. Notwithstanding the foregoing, the Company may, in its sole discretion, settle the Stock Units in the form of: (i) a cash payment to the extent settlement in shares of Stock (A) is prohibited under local law, (B) would require the Employee or the Company to obtain the approval of any governmental and/or regulatory body in the Employee’s country of residence (and/or country of employment, if different) or (C) is administratively burdensome; or (ii) Shares, but require the Employee to immediately sell such Shares (in which case, this Agreement shall give the Company the authority to issues sales instructions on behalf of the Employee).

3.
Termination of Employment. Except as otherwise provided in this Section 3 or Section 4, the Employee shall forfeit the Stock Units that are unvested as of the effective date of the Employee’s Termination of Employment. Notwithstanding the foregoing, except as otherwise determined by the Committee, in its sole discretion, at the time of the Employee’s Termination of Employment, the following provisions shall apply.

(a)	Death or Disability. If the Employee’s Termination of Employment is due to the Employee’s death or Disability, then all the unvested Stock Units shall immediately vest.

(b)	Retirement. If the Employee’s Termination of Employment is due to Retirement, then then Committee may, in its sole discretion, cause all or a portion of the unvested Stock Units to vest.

(c)
Effective Date of Termination of Employment. For purposes of this Agreement, any Termination of Employment shall be effective as of the earlier of (1) the date that the Company receives the Employee’s notice of resignation of employment, or (2) the date that the Employee ceases to actively provide services. In connection with the foregoing, the applicable termination date shall not be extended by any notice period mandated under local law (e.g., “garden leave” or similar period pursuant to local law), and the Company shall have the exclusive discretion to determine when the Employee is no longer actively providing service for purposes of the Stock Units. Notwithstanding the foregoing, the Employee will be deemed to have experienced a Termination of Employment upon the Employee’s “separation from service” within the meaning of Section 409A of the Code to the extent this Award is subject to Section 409A of the Code.

4.
Change in Control. In the event of a Change in Control, this Award shall be treated in accordance with Section 15 of the Plan, provided, however, that for purposes of Section 15.1(a)(5), an Employee will be considered to have terminated the Employee’s employment or service for “good reason” if the Employee’s termination either (a) meets the requirements set forth in Exhibit A attached to this Agreement or (b) constitutes a “good reason” termination under the Employee’s employment, retention, change in control, severance or similar agreement with the successor, purchaser, the Company, or any affiliate thereof, if any.

5.	Stockholder Rights; Dividend Equivalents.

(a)
No Stockholder Rights. Prior to the actual delivery of Shares to the Employee in settlement of the Stock Units awarded and vested hereunder (if any), the Employee shall have no rights as a stockholder with respect to the Stock Units or any underlying Shares, including but not limited to voting or dividend rights.

(b)
Dividend Equivalents. If the Company pays any cash or other dividend or makes any other distribution in respect of the Stock before the Stock Units are settled in accordance with Section 2(b) of this Agreement, the Employee’s Stock Units account shall be credited with an additional number of Stock Units (including fractions thereof) determined by multiplying (i) the number of Stock Units credited to the Employee on the dividend record date by (ii) the dividend paid on each Share, and dividing the result of such multiplication by (iii) the Fair Market Value of a Share on the dividend payment date. Credits shall be made effective as of the date of the dividend or other distribution in respect of the Stock. Dividend equivalents credited to the Employee’s account shall be subject to the same restrictions as the Stock Units in respect of which the dividends or other distribution were credited, including, without limitation, the Award’s vesting conditions and distribution provisions.

6.
Tax and Social Insurance Contributions Withholding. Regardless of any action the Company and/or the affiliate that employs the Employee (the “Employer”) take with respect to any or all income tax (including U.S. federal, state and local taxes and/or non-U.S. taxes), social insurance, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”), the Employee acknowledges that the ultimate liability for all Tax-Related Items legally due by the Employee is and remains the Employee’s responsibility, and the Company and the Employer: (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Stock Units, including the grant of the Stock Units, the vesting of the Stock Units, the subsequent sale of any Stock acquired pursuant to the Stock Units and the receipt of any dividends or dividend equivalents; and (ii) do not commit to structure the terms of the grant or any aspect of the Stock Units to reduce or eliminate the Employee’s liability for Tax-Related Items.

Prior to the delivery of Shares upon the vesting of the Stock Units, if any taxing jurisdiction requires withholding of Tax-Related Items, the Company may withhold a sufficient number of whole Shares otherwise issuable upon the vesting of the Stock Units that have an aggregate Fair Market Value not to exceed the maximum statutory Tax-Related Items required to be withheld with respect to the Shares. The cash equivalent of the Shares withheld will be used to settle the obligation to withhold the Tax-Related Items (determined by reference to the Fair Market Value of the Stock on the applicable vesting date). No fractional Shares will be withheld or issued pursuant to the grant of the Stock Units and the issuance of Stock hereunder. Alternatively, the Company and/or the Employer may, in its discretion, withhold any amount necessary to pay the Tax-Related Items from the Employee’s salary/wages or other amounts payable to the Employee, with no withholding in Shares.

In the event the withholding requirements are not satisfied through the withholding of Shares or through the withholding from the Employee’s salary/wages or other amounts payable to the Employee, no Shares will be issued upon vesting of the Stock Units unless and until satisfactory arrangements (as determined by the Committee) have been made by the Employee with respect to the payment of any Tax-Related Items which the Company and/or the Employer determine, in its sole discretion, must be withheld or collected with respect to such Stock Units. If the Employee is subject to taxation in more than one jurisdiction, the Employee acknowledges that the Company, the Employer or another subsidiary or Affiliate may be required to withhold or account for Tax-Related Items in more than one jurisdiction. By accepting this grant of Stock Units, the Employee expressly consents to the withholding of Shares and/or the withholding of amounts from the Employee's salary/wages or other amounts payable to the Employee as provided for hereunder. All other Tax-Related Items related to the Stock Units and any Stock delivered in payment thereof are the Employee’s sole responsibility.

7.	Acquisition of Shares For Investment Purposes Only. By accepting this Award, the Employee hereby agrees with the Company as follows:

(a)
The Employee is acquiring the Shares covered by this Award for investment purposes only and not with a view to resale or other distribution thereof to the public in violation of the Securities Act of 1933, as amended (the “1933 Act”), and shall not dispose of any of the Shares in transactions which, in the opinion of counsel to the Company, violate the 1933 Act, or the rules and regulations thereunder, or any applicable state securities or “blue sky” laws;

(b)
If any of the Shares covered by this Award shall be registered under the 1933 Act, no public offering (otherwise than on a national securities exchange, as defined in the Exchange Act) of any such Shares shall be made by the Employee (or any other person) under such circumstances that he or she (or any other such person) may be deemed an underwriter, as defined in the 1933 Act; and

(c)	The Company shall have the authority to endorse upon the certificate or certificates representing the Shares covered by this Agreement such legends referring to the foregoing.

8.	Miscellaneous.

(a)
Nontransferability. This Award may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution or as otherwise permitted by the Company, and shall not be subject to execution, attachment or similar process.

(b)
Notices. Any written notice required or permitted under this Agreement shall be deemed given when delivered personally, as appropriate, either to the Employee or to the Executive Compensation Department of the Company, or when deposited in a United States Post Office as registered mail, postage prepaid, addressed, as appropriate, either to the Employee at his or her address set forth above under the heading “Grant Information,” or such other address as he or she may designate in writing to the Company, or to the Attention: Executive Compensation, BorgWarner Inc., at its headquarters office or such other address as the Company may designate in writing to the Employee.

(c)
Failure To Enforce Not a Waiver. The failure of the Company to enforce at any time any provision of this Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.

(d)
Governing Law. The Award made and actions taken under the Plan and this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without taking into account its conflict of laws provisions.

(e)
Provisions of Plan. This Award is granted pursuant to the Plan, and this Award and this Agreement are in all respects governed by the Plan and subject to all of the terms and provisions thereof, whether such terms and provisions are incorporated in this Agreement solely by reference or expressly cited herein. It is expressly understood that the Committee is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of the Plan and this Agreement, all of which shall be binding upon the Employee. If there is any conflict between the terms of this Agreement and the terms of the Plan, other than with respect to any provisions relating to Termination of Employment or Change in Control, the Plan’s terms shall supersede and replace the conflicting terms of this Agreement to the minimum extent necessary to resolve the conflict. Notwithstanding any terms of the Plan to the contrary, the termination provisions of Section 3 and the change in control provisions of Section 4 of this Award control.

(f)
Section 16 Compliance. To the extent necessary to comply with, or to avoid disgorgement of profits under the short-swing matching rules of, Section 16 of the Exchange Act, the Employee shall not sell or otherwise dispose of the Shares issued as payment for any earned Stock Units.

(g)
409A Six Month Delay. If the Employee is a “specified employee” within the meaning of Section 409A of the Code at the time of the Employee’s Termination of Employment, then any payment made to the Employee as a result of such Termination of Employment shall be delayed for six months following the Employee’s termination to the extent required by Section 409A of the Code.

(h)
No Right to Continued Employment. Nothing contained in the Plan or this Agreement shall confer upon the Employee any right to continued employment nor shall it interfere in any way with the right of the Employer to terminate the employment of the Employee at any time.

(i)
Discretionary Nature of Plan; No Right to Additional Awards. The Employee acknowledges and agrees that the Plan is discretionary in nature and limited in duration, and may be amended, cancelled, or terminated by the Company, in its sole discretion, at any time. The grant of an Award under the Plan is a one-time benefit and does not create any contractual or other right to receive an Award or benefits in lieu of an Award. Future Awards, if any, will be at the sole discretion of the Company, including, but not limited to, the form and timing of an award, the number of Shares subject to the award, and the vesting provisions.

(j)
Termination Indemnities. The value of this Award is an extraordinary item of compensation outside the scope of the Employee’s employment contract, if any. As such, Awards are not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension, or retirement benefits or similar payments.

(k)
Acceptance of Award. By accepting this Award, the Employee agrees to accept all the terms and conditions of the Award, as set forth in this Agreement and in the Plan. This Agreement shall not be effective as a Restricted Stock Award if a copy of this Agreement is not signed by the Employee and returned to the Company (unless the Employee accepts this award in an alternative means approved by the Company, which may include electronic acceptance).

(l)	Binding Effect. Subject to the limitations stated above, this Agreement shall be binding upon and inure to the benefit of the parties’ respective heirs, legal representatives successors and assigns.

(l)	Amendment of the Agreement. Except as otherwise provided in the Plan, the Company and the Employee may amend this Agreement only by a written instrument signed by both parties.

(m)	Counterparts. This Agreement may be executed in one or more counterparts, all of which together shall constitute but one agreement.

(n)
Entire Agreement; Headings. This Agreement is the entire agreement between the parties hereto, and all prior oral and written representations are merged into this Agreement. The headings in this Agreement are inserted for convenience and identification only and are not intended to describe, interpret, define or limit the scope, extent, or intent of this Agreement or any provision hereof.

(o)
Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to this Award by electronic means. The Employee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

(p)
Private Placement. The grant of the Stock Units is not intended to be a public offering of securities in the Employee’s country of residence (or country of employment, if different) but instead is intended to be a private placement. As a private placement, the Company has not submitted any registration statement, prospectus or other filings with the local securities authorities (unless otherwise required under local law), and the grant of the Stock Units is not subject to the supervision of the local securities authorities.

(q)
Consent to Collection, Processing and Transfer of Personal Data. Pursuant to applicable personal data protection laws, the Company and the Employer hereby notify the Employee of the following in relation to the Employee’s personal data and the collection, use, processing and transfer of such data in relation to the Company’s grant of this Award and the Employee’s participation in the Plan. The collection, use, processing and transfer of the Employee’s personal data is necessary for the Company’s administration of the Plan and the Employee’s participation in the Plan. The Employee’s denial and/or objection to the collection, use, processing and transfer of personal data may affect the Employee’s participation in the Plan. As such, the Employee voluntarily acknowledges and consents (where required under applicable law) to the collection, use, processing and transfer of personal data as described herein.

The Company and the Employer hold certain personal information about the Employee, including name, home address and telephone number, date of birth, social security number or other employee identification number, salary, nationality, job title, any shares of Stock or directorships held in the Company, details of all Stock Units, or any other entitlement to shares of Stock awarded, canceled, purchased, vested, unvested or outstanding in the Employee’s favor, for the purpose of managing and administering the Plan (“Data”). The Data may be provided by the Employee or collected, where lawful, from third parties, and the Company and the Employer each will process the Data for the exclusive purpose of implementing, administering and managing the Employee’s participation in the Plan. The Data processing will take place through electronic and non-electronic means according to logics and procedures strictly correlated to the purposes for which the Data is collected and with confidentiality and security provisions as set forth by applicable laws and regulations in the Employee’s country of residence (and country of employment, if different). Data processing operations will be performed minimizing the use of personal and identification data when such operations are unnecessary for the processing purposes sought. Data will be accessible within the Company’s organization only by those persons requiring access for purposes of the implementation, administration and operation of the Plan and for the Employee’s participation in the Plan.
The Company and the Employer each will transfer Data internally as necessary for the purpose of implementation, administration and management of the Employee’s participation in the Plan, and the Company and the Employer each may further transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan. These recipients may be located in the European Economic Area, or elsewhere throughout the world, such as the United States. The Employee hereby authorizes (where required under applicable law) them to receive, possess, use, retain and transfer the Data, in electronic or other form, for purposes of implementing, administering and managing the Employee’s participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of shares of Stock on the Employee’s behalf by a broker or other third party with whom the Employee may elect to deposit any shares of Stock acquired pursuant to the Plan.
The Employee may, at any time, exercise his or her rights provided under applicable personal data protection laws, which may include the right to (a) obtain confirmation as to the existence of the Data, (b) verify the content, origin and accuracy of the Data, (c) request the integration, update, amendment, deletion, or blockage (for breach of applicable laws) of the Data, and (d) to oppose, for legal reasons, the collection, processing or transfer of the Data which is not necessary or required for the implementation, administration and/or operation of the Plan and the Employee’s participation in the Plan. The Employee may seek to exercise these rights by contacting the Employer's local HR manager or the Company’s Human Resources Department.

(r)
EU Age Discrimination. For purposes of this Agreement, if the Employee is a local national of and employed in a country that is a member of the European Union, the grant of the Stock Units and the terms and conditions governing the Award are intended to comply with the age discrimination provisions of the EU Equal Treatment Framework Directive, as implemented into local law (the “Age Discrimination Rules”). To the extent a court or tribunal of competent jurisdiction determines that any provision of the Award is invalid or unenforceable, in whole or in part, under the Age Discrimination Rules, the Company, in its sole discretion, shall have the power and authority to revise or strike such provision to the minimum extent necessary to make it valid and enforceable to the full extent permitted under local law.

(s)
Repatriation; Compliance with Laws. The Employee agrees, as a condition of the grant of the Stock Units, to repatriate all payments attributable to the Stock Units and/or cash acquired under the Plan (including, but not limited to, dividends, dividend equivalents, and any proceeds derived from the sale of the Stock acquired pursuant to the Stock Units) in accordance with all foreign exchange rules and regulations applicable to the Employee. In addition, the Employee also agrees to take any and all actions, and consents to any and all actions taken by the Company and its subsidiaries and Affiliates, as may be required to allow the Company and its subsidiaries and Affiliates to comply with all applicable laws, rules and regulations. Finally, the Employee agrees to take any and all actions as may be required to comply with the Employee’s personal legal and tax obligations under all applicable laws, rules and regulations.

(t)
English Language. The Employee acknowledges and agrees that it is the Employee’s express intent that this Agreement, the Plan and all other documents, notices and legal proceedings entered into, given or instituted pursuant to the Stock Units, be drawn up in English. If the Employee has received this Agreement, the Plan or any other documents related to the Stock Units translated into a language other than English, and if the meaning of the translated version is different than the English version, the English version shall control.

(u)
Additional Requirements. The Company reserves the right to impose other requirements on the Stock Units, any Shares acquired pursuant to the Stock Units, and the Employee’s participation in the Plan, to the extent the Company determines, in its sole discretion, that such other requirements are necessary or advisable in order to comply with local laws, rules and/or regulations or to facilitate the operation and administration of the Stock Units and the Plan. Such requirements may include (but are not limited to) requiring the Employee to sign any agreements or undertakings that may be necessary to accomplish the foregoing.

(v)
Addendum. Notwithstanding any provisions herein to the contrary, the Stock Units shall be subject to any special terms and conditions for the Employee’s country of residence (and country of employment, if different), as may be set forth in an addendum to this Agreement (the “Addendum”). Further, if the Employee transfers the Employee’s residence and/or employment to another country reflected in an Addendum, the special terms and conditions for such country will apply to the Employee to the extent the Company determines, in its sole discretion, that the application of such terms and conditions is necessary or advisable in order to comply with local laws, rules and/or regulations or to facilitate the operation and administration of the Stock Units and the Plan (or the Company may establish alternative terms and conditions as may be necessary or advisable to accommodate the Employee’s transfer). In all circumstances, any applicable Addendum shall constitute part of this Agreement.

*    *    *    *    *

IN WITNESS WHEREOF, BORGWARNER INC. and the Employee have executed this Agreement to be effective as of the date first written above.

BORGWARNER INC.

By:

Title: Chief Executive Officer

I acknowledge receipt of a copy of the Plan (either as an attachment hereto or that has been previously received by me) and that I have carefully read this Agreement, the Addendum and the Plan. I agree to be bound by all of the provisions set forth in this Agreement, the Addendum and the Plan.

Date        EMPLOYEE
Exhibit A
To Stock Units Award Agreement - Non-U.S. Employees

Definition of “Good Reason”

For purposes of Section 5(c) of the Agreement, the Employee will be treated as having terminated the Employee’s employment for good reason if, after a Change in Control, the Employee terminates employment after any of the following events occurs:

a)
the assignment to the Employee of any duties inconsistent in any respect with the Employee’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as of the date of the Change in Control or any higher position, authority, duties or responsibilities assigned to the Employee after the date of the Change in Control, or any other diminution in the Employee’s position, authority, duties or responsibilities (whether or not occurring solely as a result of the Company’s ceasing to be a publicly traded entity), excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Employee; or

b)	any failure by the Company to:

1.
pay the Employee an annual base salary at least equal to twelve times the highest monthly base salary paid or payable, including any base salary which has been earned but deferred, to the Employee by the Company and its affiliated companies in respect of the twelve‑month period immediately preceding the month in which the Change in Control occurs; or

2.
provide the Employee, for each fiscal year ending prior to the second anniversary of the effective date of the Change in Control, an annual bonus (the “Annual Bonus”) opportunity at least equal to the Employee’s average of the bonuses paid or payable under the Company’s Management Incentive Bonus Plan, or any comparable annual bonus under any predecessor or successor plan, in respect of the last three full fiscal years prior to the date of the Change in Control (or, if the Employee was first employed by the Company after the beginning of the earliest of such three fiscal years, the average of the bonuses paid or payable under such plan(s) in respect of the fiscal years ending before the date of the Change in Control during which the Employee was employed by the Company, with such bonus being annualized with respect to any such fiscal year if the Employee was not employed by the Company for the whole of such fiscal year), in either case, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Employee; or

c)	the Company’s requiring the Employee, without the Employee’s consent, to:

1.	be based at any office or location that is more than 35 miles from the location where the Employee was employed immediately preceding the date of the Change in Control; or

2.	travel on Company business to a substantially greater extent than required immediately prior to the date of the Change in Control.

For purposes of this Agreement, any good faith determination of “good reason” made by the Employee shall be conclusive.